Royal Bank of Canada Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-275898

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Advanced Micro Devices, Inc. and the Common Stock of NVIDIA Corporation due November 30, 2026

Term Sheet dated October 31, 2025

Summary of Terms

Issuer:	Royal Bank of Canada
Market Measures:	The common stock of Advanced Micro Devices, Inc. (the “AMD Stock”) and the common stock of NVIDIA Corporation (the “NVDA Stock”) (each referred to as an “Underlying Stock,” and collectively as the “Underlying Stocks”)
Pricing Date:	November 17, 2025
Issue Date:	November 20, 2025
Calculation Day:	November 24, 2026
Stated Maturity Date:	November 30, 2026
Face Amount:	$1,000 per security
Maturity Payment Amount (per Security):

  • if the ending value of the lowest performing Underlying Stock is greater than or equal to its threshold value: $1,000 plus the contingent fixed return; or

 • if the ending value of the lowest performing Underlying Stock is less than its threshold value:

$1,000 + ($1,000 × stock return of the lowest performing Underlying Stock)

Lowest Performing Underlying Stock:	The Underlying Stock with the lowest stock return
Starting Value:	For each Underlying Stock, its closing value on the pricing date
Ending Value:	For each Underlying Stock, its closing value on the calculation day
Contingent Fixed Return:	At least 19.75% of the face amount per security, to be determined on the pricing date
Threshold Value:	For each Underlying Stock, 60% of its starting value
Stock Return:	For each Underlying Stock, (ending value – starting value) / starting value
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFA may receive a distribution expense fee of 0.075%. In addition, selected dealers may receive a fee of up to 0.10% for marketing and other services.
CUSIP:	78017P6L0

Hypothetical Payout Profile*

* Assumes a contingent fixed return equal to the lowest contingent fixed return that may be determined on the pricing date

If the ending value of the lowest performing Underlying Stock is less than its threshold value, you will have full downside exposure to the decrease in the value of that Underlying Stock from its starting value, and you will lose more than 40%, and possibly all, of the face amount of your securities at maturity.

The initial estimated value of the securities determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $900.00 and $950.00 per security and will be less than the original offering price of the securities. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325014072/dp236434_424b2-wfceln344.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating To The Terms And Structure Of The Securities

•	If The Ending Value Of The Lowest Performing Underlying Stock Is Less Than Its Threshold Value, You May Lose Some Or All Of The Face Amount Of Your Securities At Maturity.

•	You Will Receive The Contingent Fixed Return Only If The Ending Value Of The Lowest Performing Underlying Stock Is Greater Than Or Equal To Its Threshold Value.

•	Your Return Will Be Limited To The Contingent Fixed Return And May Be Lower Than The Return On A Direct Investment In The Lowest Performing Underlying Stock.

•	The Securities Do Not Pay Interest, And Your Return On The Securities May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.

•	The Securities Are Subject To The Full Downside Risks Of Each Underlying Stock And Will Be Negatively Affected If Either Underlying Stock Performs Poorly, Even If The Other Underlying Stock Performs Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Underlying Stock That Is The Lowest Performing Underlying Stock, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlying Stock.

•	You Will Be Subject To Risks Resulting From The Relationship Between The Underlying Stocks.

•	Payments On The Securities Are Subject To Our Credit Risk, And Market Perceptions About Our Creditworthiness May Adversely Affect The Market Value Of The Securities.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	There May Not Be An Active Trading Market For The Securities And Sales In The Secondary Market May Result In Significant Losses.

•	The Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price.

•	The Initial Estimated Value Of The Securities Is Only An Estimate, Calculated As Of The Time The Terms Of The Securities Are Set.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

Risks Relating To The Underlying Stocks

•	Investing In The Securities Is Not The Same As Investing In The Underlying Stocks.

•	Historical Values Of An Underlying Stock Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.

•	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuers.

•	We Cannot Control Actions By The Underlying Stock Issuers.

•	We And Our Affiliates Have No Affiliation With Either Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.

•	You Have Limited Anti-dilution Protection.

Royal Bank of Canada has filed a registration statement (including a product supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.